Exhibit 10.13

LEASE AGREEMENT.

THIS LEASE AGREEMENT, made, executed and entered into this 28 day of January 2008, by and between PBI PROPERT1ES, an Iowa general partnership. LARRY KANE INVESTMENTS, L.C., an Iowa limited liability company, and SWATI DANDEKAR (hereinafter “Landlord”), and 2ND STORY SOFTWARE, INC. (hereinafter ‘Tenant”)

WITNESSETH:

In consideration of the promises, covenants and agreements of the parties contained and made herein. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises, property and facilities hereinafter described upon the terms and conditions hereinafter set forth

1. LEASED PREMISES The premises which is the subject matter of this Lease is situated upon Lot 3, Council Street Industrial Park First Addition to Cedar Rapids, Iowa, and is more particularly described as follows:

ALL OF THE NORTH BUILDING CONSISTING OF TWO (2) FLOORS AND THE SECOND FLOOR OF THE SOUTH BUILDING

Any reference hereinafter in this Lease to “leased premises” or “premises” shall mean and refer to the above-described office space being leased by Tenant. Any reference hereinafter in this Lease to “real estate” shall mean and refer to Lot 3, Council Street Industrial Park First Addition to Cedar Rapids, Iowa.

2. TERM. The initial term of this Lease {hall be for a period of sixty-six (66) months commencing on March 1, 2008, and ending on August 31, 2013.

Landlord hereby grants to Tenant the option to renew this Lease for an additional two (2) year period upon the same conditions and terms which were in effect during the original term except for an adjustment in the base annual rental. Written notice of the exercise of said option by Tenant must be received by Landlord no later than six (6) months prior to termination of the original term.

3. RENTAL. Tenant shall pay to Landlord as annual base rental for the premises during the initial term of this Lease an annual base rent of $369,000 00 payable monthly in the amount of $30,750 00 in advance at such place as may be designated by Landlord.

The annual base rent shall be adjusted for the option term of the Lease to be $405,900 00 payable monthly in advance in the amount of $33,825 00.

4 NET RENTAL. It is the intention of the parties hereto that this Lease is a “triple net Lease” and that the rentals payable to Landlord shall be a net rental and Tenant as hereinafter more particularly set forth, shall pay any and all taxes, costs and expenses arising from the use and occupancy of the leased premises. If a sales tax or other similar tax is imposed against Landlord on the rentals due pursuant to this Lease Agreement during the term of this Lease or any extension thereof, Tenant shall pay as additional rent such tax as may be imposed. In no event, however, shall Tenant be required to pay any income tax based upon the receipt of the rentals by Landlord

5. TENANT’S PROPORTIONATE SHARE OF COMMON AREAS AND FACILITIES. In addition to the base annual rental payable pursuant to paragraph 3 hereof, the Tenant shall pay to the Landlord quarterly its proportionate share of the cost of operating and maintaining the common areas and facilities, including without limitation all parking areas, access roads, sidewalks, landscaped space and other space used in common or available for use in common by the Tenant or its customers, employees, agents or other invitees. Operating and maintaining such areas and facilities shall include without limitation furnishing exterior and parking area lighting, cleaning, snow removal line painting, care of lawn, shrubs and plants, payment of water and sewerage charges, maintenance and repair of above-ground utility systems, and general maintenance of all areas and facilities provided by the Landlord for the common use of the occupants of the buildings Tenant's “proportionate share” shall be seventy-five percent (75%)

6. TAXES Tenant shall have the responsibility of paying, as additional rent, its proportionate share of real estate taxes, special assessments or similar charges levied against the leased premises and the improvements thereon by virtue of any present or future law of the United States of America, the State of Iowa, any county or municipality, or any political subdivision of any of the aforesaid On the first day of each month, Tenant shall pay to Landlord, as additional rent, one-twelfth (1/12) of the estimated real estate taxes, special assessments, or other charges to become due during the following twelve (12) month period, which funds shall be applied by Landlord to payment of said taxes as the same become due and payable Landlord will maintain such payments in a noninterest bearing account. Estimated tax payments will be made on the best information currently available. As of the end of each fiscal tax year, any overpayments will be credited and any underpayment will be added In computing the estimated taxes to be paid for the following fiscal tax year. As a new millage rate becomes known or a new assessed value becomes known, the same adjustments will be made as outlined above. Tenant shall have the responsibility of paying any increase in the real estate taxes caused by any other improvements constructed by or at the direction of Tenant. In the event Landlord pays any taxes, assessments, or charges from the funds in its possession, it will furnish Tenant with receipts showing the payments made. In the event Landlord fails to properly apply any funds in its possession to the payment of taxes, Tenant may pay the same and deduct the amount thereof from the rentals payable hereunder. Taxes payable for the year the Lease terminates shall be prorated as of the date the Lease expires and Tenant’s share of those taxes shall be due and payable with the final month’s rent payment. In the event any special assessments are made against the premises payable in annual Installments at the option of the taxpayer, Tenant will only be obligated to pay such installments, together with interest of other carrying charge, as shall become due and payable during the Lease term.

7. FIRE AND CASUALTY INSURANCE Tenant shall have the responsibility of paying, as additional rent, its proportionate share of the expense of keeping all buildings and improvements affixed to said premises and all furnishings, fixtures and equipment located thereon insured at all times against loss by fire, windstorm, lightning, tornado and other hazards and casualties to Full Replacement Cost. Said policy shall provide that full replacement value (without deduction for depreciation) shall also apply if the building or Improvements must be rebuilt at a different location due to then applicable laws, statutes or ordinances. In the event of the destruction of or damage to the leased premises by fire or other casualty, the proceeds from said insurance will be used to replace, restore and repair the leased premises, Tenant shall be obligated to pay for any increase in insurance premiums caused by and/or resulting from its use and occupancy of the premises.

8. DESTRUCTION OF PREMISES Tenant shall give immediate written notice to Landlord of any damage caused to the premises by fire or any other casualty. In the event of a partial destruction or damage of the leased premises, which is a business interference, that is, which prevents the conducting of a normal business operation and which damage is reasonably repairable within one hundred twenty (120) days after its occurrence, this Lease shall not terminate but the rent for leased premises shall abate during the time of such business interference In the event of partial destruction, Landlord shall repair such damages within one hundred twenty (120) days of its occurrence unless prevented from so doing by acts of God, the elements, the public enemy, strikes, riots, insurrection, government regulations, city ordinances, labor, material or transportation shortages, or other causes beyond Landlord’s reasonable control.

In the event of a total destruction or damage of the leased premises so that Tenant is not able to conduct its business on the premises or the then current legal use for which the premises are being used and which damages cannot be repaired within one hundred twenty (120) days, this Lease may be terminated at the option of either Landlord or Tenant. Such termination in such event shall be effected by written notice of one party to the other, within twenty (20) days after such destruction. Tenant shall surrender possession within ten (10) days after such notice issues, and each party shall be released from all future obligations hereunder, Tenant paying rental pro rata only to the date of such destruction. In the event of such termination of this Lease, Landlord at its option, may rebuild or not, according to its own wishes and needs

Nothing in this paragraph 8 shall limit Landlord’s right to collect any and all amounts payable under the provisions of paragraph 10 of this Lease.

9. LIABILITY INSURANCE Tenant shall, at its expense, maintain comprehensive general public liability insurance. Such insurance shall have limits of not less than Five Hundred Thousand Dollars ($500,000.00) for personal injury sustained by anyone (1) person; One Million Dollars ($1,000,000.00) for personal injury sustained in any one (1) accident; and One Hundred Thousand Dollars ($100,000.00) for property damage in any one (1) accident. In addition, Tenant shall maintain a liability umbrella policy in the amount of Five Million Dollars ($5,000,000.00)

10. RENTAL VALUE INSURANCE Tenant shall, at its expense, provide Rental Value Insurance with Landlord as the named insured in an amount sufficient to pay the following for a period of six (6) months; all rentals due under the terms of this Lease; all real estate taxes which are the obligation of Tenant hereunder; and all insurance premiums.

11. GENERAL INSURANCE PROVISIONS. All insurance required to be maintained by Tenant under the terms of this Lease shall name Landlord as an insured party and shall be in such companies and in such form as shall be acceptable to Landlord. Such policies shall contain an agreement by the insurance company that such policy or policies shall not be canceled without at least ten (10) days prior written notice to Landlord. Tenant shall deliver to Landlord copies of insurance policies in force or appropriate certificates of insurance and shall furnish Landlord with proof that such policies have been renewed at least ten (10) days prior to their expiration date.

12. USE OF PREMISES Tenant shall use and occupy the subject premises only for general office purposes. Tenant shall not use or knowingly permit any part of such premises, property or facilities to be used or occupied for any unlawful purpose. Tenant shall, at Tenant’s own cost and expense, procure each and every permit, license, certificate or other authorization required in connection with the lawful and proper use of the leased premises or required in connection with any building or improvements now or hereafter erected on the leased premises. Landlord shall cooperate with Tenant and join in the execution of necessary applications and other documents.

Tenant shall make all repairs, alterations, additions or replacements to the leased premises, whether interior or exterior, structural or nonstructural, required by any law or ordinance or any order or regulation of any public authority necessary because of Tenant’s use or occupancy of the leased premises and to keep the leased premises equipped with all safety appliances so required because of such use or occupancy.

13. UTILITIES Tenant shall, at its own expense, pay for all utilities serving the leased premises.

14. CONDITION OF PREMISES The occupancy by Tenant of the leased premises shall constitute an acknowledgment by Tenant that the leased premises are in the condition called for by this Lease and that Landlord has performed all of the Landlord’s work with respect therein and that all construction required in accordance with the terms of this Lease have been fully and satisfactorily completed in accordance with the terms hereof.

15. CARE AND MAINTENANCE OF PREMISES AND REAL ESTATE

(a) LANDLORD’S DUTY OF CARE AND MAINTENANCE. Landlord shall, at its expense, maintain in good repair the walls, roofs and floors of the buildings, as well as the structural soundness of the buildings and all underground gas, water and sewer pipes. In addition, Landlord shall maintain in good repair the atrium, parking lot, sidewalks and driveways on the Premises. The normal recurring maintenance costs, excluding major repairs or items of the “capital” nature, for maintaining and repairing the parking lot, sidewalks and driveways on the Premises shall be a common maintenance expense.

(b) TENANT’S DUTY OF CARE AND MAINTENANCE Tenant shall keep and maintain the inside of the leased premises in good repair, perform routine maintenance on the heat and air conditioning systems equipment, and shall be responsible for all glass, and any casualty damage, reasonable wear and tear excepted, except, however, as such casualty damage may have been caused by Landlord’s negligence. Tenant shall furnish Janitorial service to the leased premises at Tenant’s expense. Tenant shall at its own expense add additional air conditioners as needed and a power generator to service their needs. All costs to install, purchase, maintain and repair the add-on air conditioners and generator will be the responsibility of the Tenant.

16. MECHANIC’S LIENS. In the event any mechanic’s lien shall arise or be claimed upon the subject premises against either Tenant or Landlord on account of material furnished or labor or work performed by either under the rights and obligations of either under this Lease Agreement, and a mechanic’s lien be filed or an action be brought for the foreclosures of any such lien against either Tenant or Landlord, or both, then Tenant and landlord each agree to either pay and cause such lien to be released or to post with the other an Indemnification bond to secure and protect the others interest in the subject premises, in an amount and with sureties to be approved by the other, which approval shall not be unreasonably withheld.

17. TRANSFER OF LEASEHOLD INTEREST Tenant shall not sublet, assign, transfer, mortgage or pledge this Lease Agreement or any renewal or extension thereof, or any part thereof, without the written consent of Landlord for each such instance, which consent will not unreasonably be withheld; no written consent by the Landlord to any such assignment, transfer, mortgage, pledge or subletting shall release Tenant from the liability for the full performance of all of Tenant agreeements hereunder. Unless otherwise expressly provided in such written consent. Tenant further agrees not to suffer or permit the transfer or assignment of this Lease or any part thereof or interest therein by operation of law.

18. INSPECTION OF PREMISES Landlord, its agents and employees, shall have the right to enter upon the premises at reasonable times for the purpose of inspecting the same or to make such repairs, additions or betterments as Landlord may see fit to make for the safety, improvement or preservation thereof or any other reasonable purpose.

19. SUBORDINATION. Tenant agrees that this Lease Agreement shall be subject and subordinate at all times to the lien of any existing mortgage or to mortgages which may hereafter be made a lien on the premises by Landlord. Tenant agrees to execute and deliver such further instruments subordinating this Lease Agreement to the lien of any such mortgages as may be desired or required by the mortgagee, provided however, that the mortgagee agrees to recognize the rights of Tenant under this Lease Agreement until such time as it is in default under the terms hereof Tenant further agrees that the foreclosure of such a Mortgage shall not be the cause of a cancelation of this Lease and that Tenant will pay the rental and other charges herein provided to such mortgagees and will continue to perform all covenants and agreements of this Lease.

20. RIGHT TO CURE DEFAULTS In the event Tenant shall fail to pay taxes, special assessments or other charges, fail to keep required insurance in full force and effect, or fail to effect necessary repairs and/or replacements, or become in default in any other manner. Landlord may, but need not, pay such taxes, assessments, charges, insurance premiums or make such necessary repairs and/or replacements as provided for in paragraph 16 or otherwise cure any existing default, and all sums paid or expenses incurred by Landlord shall be deemed additional rent and shall be added to the next subsequent monthly installments of rent due and payable under this Lease. Nothing in this paragraph shall limit or modify Landlord’s rights or Tenant responsibilities under paragraph 16. The provisions of this paragraph shall survive the termination of this Lease Agreement or any extensions thereof.

21. INTEREST AND OTHER CHARGES Any sums owed by Tenant under the terms of this Lease, if not paid when the same shall become due and payable, shall bear interest at the rate of fifteen percent (15%) per annum from the due date thereof. In the event any action or proceeding is commenced for the collection of rent or to enforce any of the other provisions of this Lease, Tenant shall pay and have taxed as part of the costs, reasonable attorney’s fees in favor of Landlord Tenant agrees that in the event any payment due hereunder has not been made within ten (10) days after due, it shall remit to Landlord a late charge equal to two percent (2°k) of the amount due

22. LANDLORD’S LIEN. To secure the full performance by Tenant of each and all of its obligations under and by virtue of this Lease Tenant hereby grants to Landlord and Landlord shall have a lien upon any and all of the property of Tenant brought upon or kept upon the leased premises at any time during the period of the lease. Said lien shall continue until any and all indebtedness from Tenant to Landlord is fully paid. Said lien may be enforced in the manner provided by the laws of the State of Iowa for the enforcement of the statutory landlord’s lien or otherwise. If Landlord should so request, Tenant agrees to execute any required security agreements and/or financing statements necessary to perfect Landlord’s lien in and to Tenant’s property located at the leased premises

23. DEFAULT In the event of any breach by Tenant of any of the covenants, agreements and conditions of this Lease or if Tenant shall abandon or vacate the leased premises before the end of the term of the Lease, or if Tenant shall become insolvent, or shall be adjudicated bankrupt, or if Tenant property located on the leased premises shall be levied upon on execution, or if any lien against Tenant property located upon the leased premises shall not be released within thirty (30) days, then and in any of said events, all of the indebtedness of Tenant to Landlord under this Lease, upon ten (10) days written notice in case of a default involving the payment of money or thirty (30) days notice in other cases of default, shall become immediately due and payable, and Landlord thereupon:

(a)	shall have the right to enforce the payment of said indebtedness by foreclosure of the liens securing the same, and/or

(b)	shall have the right, without further notice, to declare a forfeiture and termination of this Lease and of all rights of Tenant thereunder, and shall have the right to remove Tenant from said premises, and/or

(c)	shall have the right, without further. notice and without declaring forfeiture and termination of this Lease, to take possession of said premises and rent the same in Landlord’s name for such rent and upon such terms as Landlord may determine and to apply said rent upon the amount owing by Tenant hereunder Tenant shall remain liable for any deficiency in the total rentals received by Landlord

The aforesaid rights of Landlord shall not be exclusive of each other nor of any other rights and remedies which Landlord may have at any time under the laws of the State of Iowa or this Lease Agreement, but shall be cumulative. In the event of termination as provided for in this paragraph, Tenant shall pay forthwith to Landlord as liquidated damages the difference between the value of the rent and all other indebtedness from Tenant to Landlord reserved in this Lease at the time of such termination and the fair rental value of the leased premises for the residue of said term

24. EMINENT DOMAIN If all or any part of the leased premises shall be taken for any public or quasi-public use under any statute, or by right of eminent domain, or by private purchase in lieu thereof, this Lease shall terminate as to such portion so taken and Landlord and Tenant shall pursue their respective rights against the acquiring authority independently of each other but no such claim by Tenant shall diminish or otherwise adversely affect landlord’s award. Tenant shall have no right or claim to any portion of Landlord’s award for the taking of its right, title or interest in the leased premises nor shall Landlord have any light or claim to any portion of Tenant’ award for the taking of its property, its leasehold improvements or for the value of its leasehold interest taken. In the event of a partial taking, Tenant shall continue to utilize said premises for the operation of their business to the extent that it may be practicable to do so from the standpoint of good business, and in such event rental shall abate from the time of such taking until the remainder of the premises have been restored, except to the extent that Tenant continues or resumes doing business from part of the premises, in which case the rent will be equitably reduced

25. TERMINATION DAMAGES Upon termination of this Lease or any extension thereof, if Tenant is not then in default, Tenant may remove its furniture, furnishings, fixtures, equipment and other property located upon and installed in the subject premises at Tenant expense, except as hereinbefore and otherwise provided. Tenant shall repair any damage to the subject premises occasioned by such removal and restore said premises to the condition prior to its tenancy, reasonable wear and tear expected

26. SIGNS Tenant may, at its own cost and expense, attach or affix to the exterior of the building signs or insignia which shall be in compliance with the rules, regulations, ordinances and statutes of the City of Cedar Rapids and the State of Iowa. All signs to be affixed to the building or otherwise located upon the leased premises shall be subject to the approval of Landlord, which approval will not be unreasonably withheld.

27. ENVIRONMENTAL Tenant will not, during the term of this Lease and in connection with the use of the leased premises, engage in the business of generating, transporting, storing, treating or disposing of any material or substance designated or classified as a hazardous substance, waste or contaminant by any federal, state or local statute or ordinance or by any rule or regulation promulgated or adopted pursuant thereto, including but not limited to, petroleum, asbestos, ‘PCB”s and radioactive materials or waste (“Hazardous Materials”) on the property. Tenant will not permit the leased premises to be used for the storing or disposal of waste or for storing or disposal of Hazardous Materials and will not permit the leased premises nor any of its various components to emit any Hazardous Materials, provided that the foregoing shall not prohibit lawful storage and use of material incidental to Tenant business. Tenant shall indemnify and hold Landlord harmless from any damages or claims arising from a breach of this provision

28. REPRESENTATIONS. Landlord and its agent have not made any representations with respect to the subject premises, property and facilities, the land upon which the same are located, by implication or otherwise, except as expressly set forth in the provisions of this Lease Agreement

29. ENTIRE AGREEMENT AND CHANGES. This Lease Agreement in itself contains the entire agreement between Landlord and Tenant and can only be changed and modified in writing between them

30. LAW APPLICABLE AND INVALIDITY This Lease Agreement shall be deemed to have been made in the State of Iowa and shall be construed according to the laws of said State. If any provisions of this Lease Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and said Lease Agreement shall be construed as if such invalid of unenforceable provision had never been contained herein.

31. NOTICES Any notice required to be given under this Lease Agreement or which may be given, though not required, shall be in writing and shall be deemed duly served if mailed by certified mail, in case of notice to Tenant to the address of the leased premises, and in case of notice to Landlord, to the place at which the rent is then being paid. Either party may change the address to which said notices shall be sent by giving written notice of such change to the other. Personal service of any such notice may be made in lieu of service by mail, provided that such personal service is made upon an officer or designated agent of Landlord or is made upon an officer or designated agent of Tenant.

32. QUIET ENJOYMENT Landlord covenants that it has full authority to execute this Lease Agreement and that Tenant, upon paying the rentals herein provided and performing its obligations under this Lease Agreement shall quietly have, hold and enjoy the leased premises during the term hereof, subject to the provisions herein contained

Landlord shall have the right to mortgage all of its right, title and interest in and to the real estate, including the leased premises, at any time without notice, subject to this Lease.

33. WAIVER OF BREACH. It is further covenanted and agreed by and between the parties that no waiver of a breach of any of the covenants of this Lease Agreement nor any payment by Landlord of any sums due and payable by Tenant nor the performance by Landlord of any act which is the duty and obligation of Tenant under the terms of this Lease Agreement, shall be construed to be a waiver of any succeeding breach of the same or any other covenant, and that the failure of Landlord to insist upon strict performance of any of the covenants or conditions or provisions of this Lease Agreement or to exercise any option herein conferred in any one or more instances, shall not be construed to be a waiver of or relinquishment for the future of any such covenants, conditions or options but the same shall remain in full force and effect. It is further covenanted and agreed that the acceptance of or collection of rent by Landlord from any subtenant, assignee or transferee of this Lease or from any successor to Tenant interest therein, even though with full notice thereof constitute a consent thereby by Landlord or waive any rights of Landlord arising out of any such unauthorized subletting, assignment or transfer.

34. LIABILITY. Tenant agrees that Landlord shall not at any time or to any extent whatsoever be liable, responsible or in any wise accountable for any loss, injury, death, or damage to persons or property from any cause or causes whatsoever except that caused by the negligence of Landlord, its agents or employees, which at any time may be suffered or sustained by Tenant, or by any person whosoever at any time may be using, occupying or visiting the leased premises, and Tenant agrees to indemnify and save Landlord, its agents and employees, harmless from any and all claims, liabilities, losses, damages, costs and expenses whatsoever arising out of any such injury, death or damage, except that caused by the negligence of Landlord, its agents or employees, however occurring. Tenant agrees to pay for all damages done to the leased premises and the improvements placed thereon by Tenant or any person or persons permitted on premises by Tenant

35. TENANT’S CERTIFICATE. Within ten (10) days after each request by Landlord, Tenant shall deliver a certificate to Landlord. The certificate shall be in writing, shall be acknowledged, and shall be in proper form for recording The certificate shall be executed by Tenant if Tenant is an individual proprietorship, by a general partner of Tenant if Tenant is a partnership, or by the president or a vice president if Tenant is a corporation. Each certificate shall be certified to Landlord, any Mortgagee, any assignee of any Mortgagee, any purchaser, or any other person specified by Landlord.

Each certificate shall contain the following information certified by the person executing it on behalf of Tenant: (i) Whether or not Tenant is in possession of the premises; (n) Whether or not this Lease is unmodified and in full force and effect (if there has been a modification of this Lease, the certificate shall state whether this Lease is in full force and effect as modified) and whether Landlord is in default under this Lease in any respect; (iv) Whether or not there are than any claims or defenses against the enforcement of any right or remedy of Landlord or any duty or obligation of Tenant (and if so, specify the same); (v) The dates, if any, to which any rent or charges have been paid in advance; and (vi) Any other information reasonably requested by Landlord.

Within ten (10) days after request therefore by Landlord or any prospective purchaser or Mortgagee or other lender, Tenant hereby agrees to deliver to the requesting party Tenant’s most recent financial statements and most recent annual report, if any, all prepared in accordance with generally accepted accounting principles consistently applied. Such statements shall be prepared by the accountants then regularly employed by Tenant or, if Tenant does not then regularly employ accountants for the preparation of such financial statements, the financial statement shall be prepared by Tenant and signed by its President, if a corporation or general partner, if a partnership, who shall certify that the statement fairly presents the financial condition of the Tenant as of the date stated.

Landlord shall hold any financial information obtained from Tenant in strict confidence except as may be necessary (a) for the enforcement of Landlord’s rights under this Lease, (b) in connection with prospective financing or prospective sale of the Premises, (c) with respect to tax proceedings, and (d) pursuant to any legal requirements

36. ACCORD AND SATISFACTION No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided

37. HOLDING OVER. In the event Tenant, with Landlord’s consent, remains in possession of the premises after the expiration or termination of the term of this Lease, and without the execution of a new Lease, Tenant shall be deemed to be occupying the premises as a Tenant from month to month at a monthly rental rate equal to 125% of the amount due for the last month of the Lease term, and otherwise subject to all conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy

38. “LANDLORD” MEANS “OWNER” The term “Landlord,” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the fee title to the premises and in the event of any transfer or transfers of the title to such fee, Landlord herein named (and in the case of an subsequent transfer or conveyance, the then grantor) shall be automatically freed and relieved, from and after the date of such transfer or conveyance, of all liability as respects the performance of any covenants or obligations on of the part of the Landlord contained in this Lease thereafter to be performed; provided that any funds in the hands of such Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be turned over to the grantee, and any amount then due and payable to Tenant by Landlord, or the then granter under any provisions of this Lease, shall be paid to Tenant.

39. TENANT’S AUTHORITY TO EXECUTE THIS LEASE Tenant warrants and represents to Landlord that:

(a)	Tenant is a corporation duly organized and validly existing in good standing under the laws of the state of Iowa, and has full right, power, and authority to enter into this Lease and consummate all of the terms and provisions thereof,

(b)	The execution and delivery by Tenant of this lease will not result in any breach or violation of or default under or be in conflict with any of the terms or provisions of the Articles of Incorporation or Bylaws of Tenant as heretofore amended and in force on the date of execution hereof, or any agreement or other instrument to which Tenant is a party or by which it is bound and does not require the approval of any administrative agency or court;

(c)	The execution and delivery of this Lease has been duly authorized and this Lease is valid and binding upon Tenant

40. RELATIONSHIP OF PARTIES It is agreed that nothing contained in this Lease Agreement shall be deemed or construed as creating a partnership or joint venture between Landlord and Tenant or between Landlord and any other party, or cause Landlord to be responsible in any way for the debts or obligations of Tenant or any other party

41. GENERAL PROVISIONS, Words and phrases herein shall be construed as in the singular or plural number and as masculine, feminine or neuter gender, according to context

42. SHORT FORM LEASE The parties hereto agree that this Lease Agreement shall not be recorded, but that a Short Form Lease setting forth the rights of the parties of which notice to third parties should be given may be executed and recorded.

43. SUCCESSORS IN INTEREST This Lease Agreement shall be binding upon the parties hereto, their heirs, beneficiaries, legal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth herein

2ND STORY SOFTWARE, INC.	PBI PROPRIETIES

/s/ Cammie Greif	/s/ Fred Timko
Cammie Greif, Tenant	Fred Timko, Partner

LARRY KANE INVESTMENTS, L.C

/s/ Larry J. Kane
Larry Kane

/s/ Swati A. Dandekar
Swati Dandekar